Exhibit 99.1

Callaway Golf Company Announces First Quarter 2020 Results and Completion Of Convertible Notes Offering

- First quarter 2020 net sales of $442 million compared to $516 million in the first quarter of 2019.

- First quarter 2020 fully diluted earnings per share of $0.30 compared to $0.50 in the first quarter of 2019.

- Net income for the first quarter of 2020 was $29 million compared to $49 million for the first quarter of 2019.  First quarter 2020 EBITDAS was $58 million compared to $79 million in the first quarter of 2019.

- Completed issuance of 2.75% Convertible Senior Notes due 2026, raising net proceeds of approximately $250 million after certain transaction costs.

CARLSBAD, Calif., May 7, 2020 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) announced today financial results for the quarter ended March 31, 2020 consistent with the preliminary estimates announced on April 27, 2020. The Company also announced the completion on May 4, 2020 of the issuance of 2.75% Convertible Senior Notes due 2026, raising net proceeds of approximately $250 million after certain transaction costs.

"We are pleased that during the first quarter of 2020 our golf equipment market shares remained strong in all of our major markets and that we were able to deliver a profitable quarter despite the negative impact of COVID-19," commented Chip Brewer, President and Chief Executive Officer of Callaway Golf Company (the "Company"). "In fact, through early March we were on track for another record sales year, which would have made it our fourth consecutive record year. While the COVID-19 pandemic will have a significant impact on our results in the short-term, we believe we will be well positioned to emerge from this pandemic. Our golf and outdoor lifestyle businesses support an active and healthy lifestyle that is compatible with a world of social distancing. We are also pleased that we are beginning to see some signs of recovery, particularly in those regions that were first affected."

Mr. Brewer continued, "The issuance of our convertible notes was well received by the market, allowing us to obtain favorable pricing and terms. This additional liquidity will provide a comforting backstop in the event that the duration or impact of the COVID-19 pandemic is longer or more severe than anticipated. I want to emphasize, however, that having this additional liquidity will not lessen our resolve for, and we remain committed to, maintaining our disciplined approach to managing capital and expenses. We believe that this additional liquidity, together with the strength of our brands, our product and geographic diversity, and the operational improvements we have made to date, will enable us to create shareholder value as we emerge from this pandemic."

GAAP and Non-GAAP Results

In addition to the Company's results prepared in accordance with GAAP, the Company provided information on a non-GAAP basis, including earnings before interest, taxes, depreciation and amortization expenses, and non-cash stock compensation expenses ("EBITDAS"). The manner in which this non-GAAP information is derived is discussed further toward the end of this release, and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information.

Summary of First Quarter 2020 Financial Results

The Company announced the following financial results for the first quarter of 2020 (in millions, except EPS):

2020 RESULTS (GAAP)
	Q1 2020	Q1 2019	Change
Net Sales	$442	$516	($74)
Gross Profit/ % of Sales	$196 44.2%	$238 46.2%	($42) (200) bps
Operating Expenses	$155	$169	($14)
Net Income	$29	$49	($20)
EPS	$0.30	$0.50	($0.20)

	Q1 2020	Q1 2019	Change
EBITDAS*	$58	$79	($21)

*Earnings before interest, taxes, and depreciation, amortization and stock compensation expense.

For the first quarter of 2020, the Company's net sales decreased $74 million (-14%) to $442 million, compared to $516 million for the same period in 2019. This decrease reflects the negative impact of the COVID-19 pandemic on both the golf equipment and soft goods operating segments globally. This decrease, however, was partially offset by an increase in net sales in Japan and Korea as well as in our TravisMathew business, for the same period despite the impact of the COVID-19 pandemic. Changes in foreign currency rates had a $4 million negative impact on first quarter 2020 net sales.

For the first quarter of 2020, the Company's gross margin decreased 200 basis points to 44.2% compared to 46.2% for the first quarter of 2019. This decrease is primarily attributable to the impact of the COVID-19 pandemic, as well as the negative impact of changes in foreign currency rates, increased tariffs on imports from China, and non-recurring redundant costs associated with transitioning the Company's North American distribution center to a new facility. The gross margins in 2019 were adversely impacted by non-cash purchase accounting adjustments related to the Jack Wolfskin acquisition as set forth in the tables attached to this release.

Operating expenses decreased $14 million to $155 million in the first quarter of 2020 compared to $169 million for the same period in 2019. This decrease was generated by the cost reduction actions the Company began in March in response to the COVID-19 pandemic, lower variable expenses associated with the reduced sales and by a reduction in non-recurring acquisition and transition costs related to the Jack Wolfskin acquisition.

First quarter 2020 earnings per share decreased $0.20 to $0.30, compared to $0.50 for the first quarter of 2019. Earnings per share in 2020 includes $0.02 of non-recurring costs related to the transition to the Company's new distribution facility as well as non-cash amortization expense related to the Company's acquired intangible assets. Earnings per share in 2019 includes $0.13 of non-recurring expenses related to the Jack Wolfskin acquisition as well as non-cash amortization expenses related to the Company's acquired intangible assets.

Convertible Notes Offering

On May 4, 2020, the Company consummated its issuance of 2.75% Convertible Senior Notes due 2026. The offering was oversubscribed, which allowed the Company to increase the size of its $200 million planned offering to $225 million. As is customary in transactions of this type, the Company also granted the initial purchasers the option to purchase an additional 15% of convertible notes, which has already been exercised. As a result, the aggregate principal amount of the notes issued was approximately $259 million and the total net proceeds to the Company was approximately $250 million after certain transaction costs. The Company is bullish on its future prospects and therefore used approximately $32 million of the net proceeds to pay the cost of certain capped call transactions, which are generally expected to reduce the potential dilution to shareholders upon any conversion of the notes. The Company intends to use the balance of the proceeds for working capital and other general corporate purposes.

Full Year 2020

The Company previously reported that due to the uncertain duration or full impact of the COVID-19 pandemic, the Company is no longer providing financial guidance at this time.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. Pacific time today to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at http://ir.callawaygolf.com/. To listen to the call, and to access the Company's presentation materials, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately two hours after the call ends, and will remain available through 9:00 p.m. Pacific time on May 14, 2019. The replay may be accessed through the Internet at http://ir.callawaygolf.com/.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

EBITDAS. The Company provides information about its results excluding interest, taxes, depreciation and amortization expenses, and non-cash stock compensation expenses.

Other Adjustments. The Company presents certain of its financial results excluding the non-recurring OGIO, TravisMathew and Jack Wolfskin transaction and transition expenses and non-cash purchase accounting adjustments.

In addition, the Company has included in the schedules to this release a reconciliation of certain non-GAAP information to the most directly comparable GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items. The Company has provided reconciling information in the attached schedules.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance, prospects, or growth opportunities, including statements relating to the Company's sales, future industry and market conditions, strength of brand and products, geographic diversity, the impact of the COVID-19 pandemic on the Company's business, results of operations and financial condition and the impact of any measures taken to mitigate the effect of the pandemic, availability of capital under the Company's credit facilities, the capital markets and other sources, the Company's liquidity, the effects of entering into the capped call transactions, and the Company's cost/expense reduction efforts and operational improvements, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "estimate," "could," "should," "intend," "may," "plan," "seek," "anticipate," "project" and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including disruptions to business operations whether from travel restrictions, mandated quarantines or voluntary "social distancing" that affects employees, customers and suppliers; production delays, closures of manufacturing facilities, retail locations, warehouses and supply and distribution chains; staffing shortages as a result of remote working requirements or otherwise; uncertainty regarding global economic conditions, particularly the uncertainty related to the duration and impact of the COVID-19 pandemic, and related decreases in customer demand and spending; our level of indebtedness; continued availability of credit facilities and liquidity and ability to comply with applicable debt covenants; effectiveness of cost/expense reduction efforts and operational improvements; continued brand momentum and product success; growth in the direct-to-consumer and e-commerce channels; consumer acceptance of and demand for the Company's and its subsidiaries' products; competitive pressures; any changes in U.S. trade, tax or other policies, including restrictions on imports or an increase in import tariffs; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases, including expanded outbreak of COVID-19, on the economy generally, on the level of demand for the Company's and its subsidiaries' products or on the Company's ability to manage its operations, supply chain and delivery logistics in such an environment; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; and a decrease in participation levels in golf generally, as well as during or as a result of the COVID-19 pandemic. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2019 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf Company
Callaway Golf Company (NYSE: ELY) is a premium golf equipment and active lifestyle company with a portfolio of global brands, including Callaway Golf, Odyssey, OGIO, TravisMathew and Jack Wolfskin. Through an unwavering commitment to innovation, Callaway manufactures and sells premium golf clubs, golf balls, golf and lifestyle bags, golf and lifestyle apparel and other accessories. For more information please visit www.callawaygolf.com, www.odysseygolf.com, www.OGIO.com, www.travismathew.com, and www.jack-wolfskin.com.

Contacts:	Brian Lynch
Patrick Burke
(760) 931-1771

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited) (In thousands)

	March 31, 2020	December 31, 2019
ASSETS

Current assets:
Cash and cash equivalents	$166,635	$106,666
Accounts receivable, net	259,530	140,455
Inventories	412,690	456,639
Other current assets	95,267	85,590
Total current assets	934,122	789,350

Property, plant and equipment, net	150,969	132,760
Operating lease right-of-use assets, net	193,829	160,098
Intangible assets, net	688,651	697,166
Deferred taxes, net	61,517	73,948
Investment in golf-related ventures	90,134	90,134
Other assets	15,854	17,092
Total assets	$2,135,076	$1,960,548

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$224,282	$276,300
Accrued employee compensation and benefits	29,438	46,891
Asset-based credit facilities	335,593	144,580
Accrued warranty expense	9,791	9,636
Current operating lease liabilities	28,544	26,418
Long-term debt, current portion	8,734	7,317
Income tax liability	12,526	12,104
Total current liabilities	648,908	523,246

Long-term debt	453,774	443,259
Long-term operating lease liabilities	175,954	137,696
Long-term liabilities	96,473	88,994
Total Callaway Golf Company shareholders' equity	759,967	767,353
Total liabilities and shareholders' equity	$2,135,076	$1,960,548

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Net sales	$442,276	$516,197
Cost of sales	246,602	277,764
Gross profit	195,674	238,433
Operating expenses:
Selling	111,061	119,321
General and administrative	30,693	36,938
Research and development	13,240	12,538
Total operating expenses	154,994	168,797
Income from operations	40,680	69,636
Other expense, net	(2,635)	(11,579)
Income before income taxes	38,045	58,057
Income tax provision	9,151	9,556
Net income	28,894	48,501
Less: Net loss attributable to non-controlling interest	—	(146)
Net income attributable to Callaway Golf Company	$28,894	$48,647

Earnings per common share:
Basic	$0.31	$0.51
Diluted	$0.30	$0.50
Weighted-average common shares outstanding:
Basic	94,309	94,684
Diluted	95,676	96,419

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW (Unaudited) (In thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income	$28,894	$48,501
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	8,997	7,977
Lease amortization expense	8,517	9,154
Amortization of debt issuance costs	835	647
Inventory step-up from acquisition	—	5,367
Deferred taxes, net	12,409	4,005
Non-cash share-based compensation	1,861	3,435
Loss on disposal of long-lived assets	51	75
Unrealized net losses (gains) on hedging instruments	767	(478)
Changes in assets and liabilities	(156,013)	(199,287)
Net cash used in operating activities	(93,682)	(120,604)

Cash flows from investing activities:
Capital expenditures	(16,953)	(11,304)
Acquisitions, net of cash acquired	—	(463,105)
Proceeds from sales of property and equipment	—	15
Net cash used in investing activities	(16,953)	(474,394)

Cash flows from financing activities:
Proceeds from credit facilities, net	191,013	174,182
Proceeds from issuance of long-term debt	9,766	480,000
Repayments of long-term debt	(3,143)	(1,760)
Repayments of financing leases	(109)	(114)
Debt issuance and credit facility amendment costs	—	(18,129)
Exercise of stock options	130	—
Dividends paid, net	(949)	(953)
Acquisition of treasury stock	(21,938)	(27,377)
Net cash provided by financing activities	174,770	605,849
Effect of exchange rate changes on cash and cash equivalents	(4,166)	4,107
Net increase in cash and cash equivalents	59,969	14,958
Cash and cash equivalents at beginning of period	106,666	63,981
Cash and cash equivalents at end of period	$166,635	$78,939

CALLAWAY GOLF COMPANY Consolidated Net Sales and Operating Segment Information (Unaudited) (In thousands)

	Net Sales by Product Category
	Three Months Ended March 31,		Decline		Non- GAAP Constant Currency vs. 2019(1)
	2020	2019	Dollars	Percent	Percent
Net sales:
Golf Clubs	$251,224	$261,785	$(10,561)	-4.0%	-3.5%
Golf Balls	40,437	61,834	(21,397)	-34.6%	-34.1%
Apparel	77,290	96,246	(18,956)	-19.7%	-18.5%
Gear and Other	73,325	96,332	(23,007)	-23.9%	-22.9%
	$442,276	$516,197	$(73,921)	-14.3%	-13.6%

(1) Calculated by applying 2019 exchange rates to 2020 reported sales in regions outside the U.S.

	Net Sales by Region
	Three Months Ended March 31,		Growth/(Decline)		Non- GAAP Constant Currency vs. 2019(1)
	2020	2019	Dollars	Percent	Percent
Net Sales
United States	$217,503	$249,001	$(31,498)	-12.6%	-12.6%
Europe	96,719	126,613	(29,894)	-23.6%	-21.5%
Japan	77,347	73,228	4,119	5.6%	4.5%
Rest of World	50,707	67,355	(16,648)	-24.7%	-21.7%
	$442,276	$516,197	$(73,921)	-14.3%	-13.6%

(1) Calculated by applying 2019 exchange rates to 2020 reported sales in regions outside the U.S.

	Operating Segment Information
	Three Months Ended March 31,		Growth/(Decline)		Non- GAAP Constant Currency vs. 2019(2)
	2020	2019(1)	Dollars	Percent	Percent
Net Sales
Golf Equipment	$291,661	$323,619	$(31,958)	-9.9%	-9.3%
Apparel, Gear and Other	150,615	192,578	(41,963)	-21.8%	-20.7%
	$442,276	$516,197	$(73,921)	-14.3%	-13.6%

Income (loss) before income taxes:
Golf Equipment	$58,620	$70,652	$(12,032)	-17.0%
Apparel, Gear and Other	(3,799)	22,060	(25,859)	-117.2%
Reconciling items(3)	(16,776)	(34,655)	17,879	51.6%
	$38,045	$58,057	$(20,012)	-34.5%

(1)

The Company continues to refine its expense allocation methodology between operating segments. As a result, the Company reclassified certain information technology expenses between the segments in the first quarter of 2019 in order to conform with the current presentation.

(2)	Calculated by applying 2019 exchange rates to 2020 reported sales in regions outside the U.S.
(3)	Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

CALLAWAY GOLF COMPANY Supplemental Financial Information and Non-GAAP Reconciliation (Unaudited) (In thousands)

	Three Months Ended March 31,
	2020				2019
	GAAP	Non-Cash Acquisition Amortization(1)	NADC Transition Related Costs and Other(2)	Non- GAAP	GAAP	Non-Cash Acquisition Amortization(1)	Acquisition & Other Non- Recurring Expenses(3)	Non- GAAP
Gross profit	$195,674	$—	$(1,308)	$196,982	$238,433	$(5,367)	$—	$243,800
Operating expenses	154,994	1,179	241	153,574	168,797	1,208	4,723	162,866
Other expense, net	(2,635)	—	—	(2,635)	(11,579)	—	(3,896)	(7,683)
Income tax provision (benefit)	9,151	(271)	(356)	9,778	9,556	(1,512)	(1,982)	13,050
Net income (loss) attributable to Callaway Golf Company	$28,894	$(908)	$(1,193)	$30,995	$48,647	$(5,063)	$(6,637)	$60,347

Diluted earnings (loss) per share:	$0.30	$(0.01)	$(0.01)	$0.32	$0.50	$(0.06)	$(0.07)	$0.63

(1)

Represents the non-cash amortization of intangible assets related to the Company's OGIO, TravisMathew and Jack Wolfskin acquisitions. 2019 also includes the cost impact associated with a change in valuation of inventory (inventory step-up) related to the Company's Jack Wolfskin acquisition.

(2)	Represents non-recurring costs associated with the Company's warehouse consolidation initiative, in addition to other integration costs associated with Jack Wolfskin.
(3)

Represents non-recurring transaction costs, including banker's fees, legal fees, consulting and travel expenses, and transition costs, including consulting, audit fees and valuations services, associated with the acquisition of Jack Wolfskin, in addition to other non-recurring advisory fees.

CALLAWAY GOLF COMPANY Non-GAAP Reconciliation and Supplemental Financial Information (Unaudited) (In thousands)

	2020 Trailing Twelve Month Adjusted EBITDAS					2019 Trailing Twelve Month Adjusted EBITDAS
	Quarter Ended					Quarter Ended
	June 30,	September 30,	December 31,	March 31,		June 30,	September 30,	December 31,	March 31,
	2019	2019	2019	2020	Total	2018	2018	2018	2019	Total
Net income (loss)	$28,931	$31,048	$(29,218)	$28,894	$59,655	$60,867	$9,517	$(28,499)	$48,647	$90,532
Interest expense, net	10,260	9,545	9,049	9,115	37,969	1,661	1,056	704	9,639	13,060
Income tax provision (benefit)	7,208	2,128	(2,352)	9,151	16,135	17,247	1,335	(9,783)	9,556	18,355
Depreciation and amortization expense	9,022	8,472	9,480	8,997	35,971	5,029	4,996	5,186	7,977	23,188
Non-cash stock compensation expense	3,530	2,513	3,418	1,861	11,322	3,465	3,511	3,555	3,435	13,966
EBITDAS	$58,951	$53,706	$(9,623)	$58,018	$161,052	$88,269	$20,415	$(28,837)	$79,254	$159,101
Acquisitions & other non-recurring costs, before taxes(1)	6,939	3,009	4,090	1,516	15,554	—	1,521	(2,269)	13,986	13,238
Adjusted EBITDAS	$65,890	$56,715	$(5,533)	$59,534	$176,606	$88,269	$21,936	$(31,106)	$93,240	$172,339

(1)

In 2020, amount represents non-recurring costs associated with the Company's warehouse consolidation initiative, in addition to other integration costs associated with Jack Wolfskin.  In 2019, amounts represent non-recurring transaction costs, including banker's fees, legal fees, consulting and travel expenses, and transition costs, including consulting, audit fees and valuations services, associated with the acquisition of Jack Wolfskin, in addition to other non-recurring advisory fees.